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                                                                       Exhibit 9

                                   PARTICIPATION AGREEMENT dated August 16, 1999
                           (hereinafter, this "AGREEMENT"), between SMITHKLINE BEECHAM plc, a public limited company organized under the laws of England ("SB"), and QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation ("QUEST").

                  WHEREAS, SB, SmithKline Beecham Corporation, a Pennsylvania corporation and wholly owned subsidiary of SB, and Quest have entered into a Stock and Asset Purchase Agreement, dated as of February 9, 1999 and amended as of the date hereof (the "STOCK AND ASSET PURCHASE AGREEMENT"), pursuant to which SB has agreed to sell, and Quest has agreed to purchase, SB's clinical laboratories business, including 100% of the outstanding capital stock of SBCL, Inc., a Delaware corporation, and certain other assets, as further described therein.

                  WHEREAS, SB and Quest have entered into the Category Three Data Access Agreement dated as of the date hereof (the "DATA ACCESS AGREEMENT").

                  WHEREAS, SB intends to form a company ("IX COMPANY") that may, among other activities, use the laboratory data to be received from Quest pursuant to the Data Access Agreement, together with other health care related data, to develop, market and sell products and services under Category Three Uses (as such term is defined in the Data Access Agreement).

                  WHEREAS, SB wishes to cause IX Company to grant Quest an initial 29.5% nonvoting equity interest in IX Company on the terms and subject to the conditions of this Agreement.

                  WHEREAS, Quest wishes to accept the initial 29.5% nonvoting equity interest in IX Company on the terms and subject to the conditions of this Agreement, to become a significant investor in IX Company and to work with SB and IX Company to further IX Company's interests.

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                                                                               2


                  NOW, THEREFORE, for the consideration and the agreements and covenants set forth in the Data Access Agreement and the mutual agreements and covenants set forth below, SB and Quest hereby agree as follows:

                                    ARTICLE I

                              DEFINITIONS AND TERMS

                  SECTION 1.01. DEFINITIONS. (a) For purposes of this agreement, the following terms used herein have the following meanings:

                  "AFFILIATE" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term "CONTROL" as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person whether through ownership of voting securities or otherwise.

                  "APPLICABLE LAW" means, with respect to any jurisdiction, all applicable statutes, laws, ordinances, rules, orders and regulations (to the extent then in force and effect) of any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, having authority over an applicable Person in such jurisdiction.

                  "APPLICABLE PERIOD" means the period that begins on the Formation Date and ends on the earlier of (i) the date that is the 10-year anniversary of the Formation Date and (ii) the date on which the Quest Members beneficially own Units representing an aggregate Percentage Interest of less than 10%; PROVIDED that the Applicable Period shall be reinstated if at any time prior to the 10-year anniversary of the Formation Date the Quest Members beneficially own Units representing an aggregate Percentage Interest of 10% or more; PROVIDED FURTHER that in no event shall the Applicable Period continue past the date that is the 10-year anniversary of the Formation Date.

                  "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

                  "COMMISSION" means the Securities and Exchange Commission.

                  "COMPETITIVE LABORATORY COMPANY" means any Person that derives, directly or indirectly through its Affiliates, more than $500,000,000 in gross revenues in any fiscal year (determined in accordance with GAAP) from clinical laboratory, anatomic pathology or other diagnostics testing services (including, without limitation, routine and esoteric clinical laboratory services (including genetics testing), clinical laboratory

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services involved with clinical trials, point-of-care testing, clinical laboratory services involving corporate healthcare and services involved with managing hospital laboratories) including the reports of test results, but excluding any gross revenues derived from providing, in any manner, directly or indirectly, data or information products or services which substantially consist of laboratory data (other than initial reporting of laboratory test results).

                  "GAAP" means generally accepted accounting principles in the United States.

                  "GOVERNMENTAL ENTITY" means any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "MEMBER" means any Person who holds Units.

                  "PERCENTAGE INTEREST" means, with respect to any Person at a specified time, such Person's proportionate equity ownership interest in all issued and outstanding Units of IX Company, expressed as a percentage, as represented by the Units held by such Person at such time and excluding any Preference Securities held by such Person.

                  "PERSON" means any individual, firm, corporation, partnership, limited partnership, limited liability company, trust, joint venture, government entity or other entity.

                  "PHARMACEUTICAL BUSINESS" means the discovery, development, manufacture, marketing or distribution of pharmaceutical or vaccine products.

                  "PHARMACEUTICAL COMPANY" means a Person that derives, directly or indirectly from its Affiliates, more than $500,000,000 in gross revenues in any fiscal year (determined in accordance with GAAP) from one or more Pharmaceutical Businesses.

                  "QUEST DIRECTOR" means a Director designated by Quest pursuant to Section 4.02.

                  "QUEST MEMBER" means Quest if it is a Member and any Affiliate of Quest that is a Member.

                  "SECURITIES ACT" means the Securities Act of 1933 and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                  "THIRD PARTY" means any Person other than SB, Quest, IX Company or any of their respective Affiliates.

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                  (b) The following terms have the meanings set forth in the
Sections set forth below:

Term                                                                  Location
----                                                                  --------

Additional Preference Securities....................................  2.05(b)
Additional Quest Preference Securities..............................  2.05(b)
Additional Quest Securities.........................................  2.05(b)
Additional Quest Units..............................................  2.05(a)
Additional Securities...............................................  2.05(b)
Additional Units....................................................  2.05(a)
Agreement...........................................................  Preamble
Board...............................................................  4.01(a)
Closing.............................................................  2.08(a)
Closing Date........................................................  2.08(a)
Constitutive Documents..............................................  2.03(a)
Data Access Agreement...............................................  Preamble
Data Access Agreement Assignment....................................  2.08(b)
Directors...........................................................  4.01(a)
DOJ.................................................................  2.06
Dragalong Member....................................................  5.04
Formation Date......................................................  2.02(a)
FTC.................................................................  2.06
Funding Loans.......................................................  3.03
Indemnified Person..................................................  7.14(a)
IPO Date............................................................  2.04(d)
IX Company..........................................................  Preamble
IX Company Joinder..................................................  2.07
Measurement Date....................................................  2.05(c)
New Investor........................................................  2.05(a)
Nonvoting Units.....................................................  2.04(d)
Offer Notice........................................................  2.05(a)
Offered Amount......................................................  5.05
Offeror.............................................................  5.02(a)
Preference Securities...............................................  2.04(g)
Preference Security Purchase Right..................................  2.05(b)
Purchase Agreement..................................................  5.04
Purchase Rights.....................................................  2.05(b)
Purchaser...........................................................  5.04
Qualifying Third Party Investment...................................  3.02(c)
Quest...............................................................  Preamble
Quest Interest......................................................  2.02(b)
Registration Rights.................................................  5.08
Representatives.....................................................  7.12(a)

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SB..................................................................  Preamble
Stock and Asset Purchase Agreement..................................  Preamble
Tagalong Member.....................................................  5.05
Tagalong Offer......................................................  5.05
Transfer............................................................  5.01
Transfer Notice.....................................................  5.02(a)
Transfer Offer......................................................  5.02(a)
Transfer Securities.................................................  5.02(a)
Unit Purchase Right.................................................  2.05(a)
Units...............................................................  2.04(a)
Voting Units........................................................  2.04(c)

                                   ARTICLE II

               FORMATION OF IX COMPANY AND GRANT OF QUEST INTEREST

                  SECTION 2.01. FORMATION OF IX COMPANY. Subject to the terms and conditions of this Agreement, SB hereby agrees to cause IX Company to be formed on or prior to the Closing Date (as defined below). SB currently contemplates causing IX Company to be formed as a limited liability company under Delaware law; provided that SB may cause IX Company to be formed as any type of entity that SB deems appropriate, including a corporation, limited partnership, limited liability partnership or limited liability company, and in any jurisdiction which SB deems appropriate. If SB believes that it would be advantageous to do so, and not disadvantageous to IX Company (for this purpose, the two entities taken as a whole), it may elect to form two entities to conduct IX Company's business, one organized in the United States and the other organized offshore. SB and Quest each would be granted interests in both entities identical to their respective interests provided for in Section 2.02 and this Agreement would apply equally to both entities.

                  SECTION 2.02. GRANT OF SB AND QUEST INTERESTS. (a) On the date on which IX Company is formed pursuant to Section 2.01 (the "FORMATION DATE") and in consideration for the capital contributions to be made by SB and its Affiliates pursuant to Section 3.01, SB and/or any Affiliates designated by SB collectively shall be issued by IX Company Voting Units representing a 100% Percentage Interest in IX Company as of the Formation Date and before giving effect to the grant of the Quest Interest (as defined below) on the Closing Date pursuant to Section 2.02(b).

                  (b) Subject to the terms and conditions of this Agreement and without any consideration from Quest other than the consideration and the agreements and covenants set forth in the Data Access Agreement and the agreements and covenants set forth in this Agreement, SB hereby agrees to cause IX Company on the Closing Date to grant to Quest, or any Affiliate of Quest designated by Quest in writing at least 10 Business Days in advance of the Closing Date, Nonvoting Units (as defined below) in IX Company

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representing an initial 29.5% Percentage Interest (such Nonvoting Units, together with any other Units or Preference Securities acquired by Quest or an Affiliate of Quest during the Applicable Period, the "QUEST INTEREST") and Quest hereby agrees to cause the Quest Members to accept such Nonvoting Units and to assume as of the Closing Date all the customary obligations of a Member of IX Company to the same extent SB accepts such customary obligations in its capacity as a Member of IX Company; PROVIDED that, subject to Section 7.14, the Quest Members shall have customary limited liability for IX Company's obligations and shall have no obligation to make capital contributions to IX Company.

                  (c) Notwithstanding Quest's beneficial ownership of the Quest Interest, each of Quest and its Affiliates may sell or license laboratory data or information products or services to any Person Quest or any one of its Affiliates chooses and invest in any Person that uses or distributes laboratory data of Quest or any other Person.

                  SECTION 2.03. CONSTITUTIVE DOCUMENTS. (a) The organizational and other constitutive documents of IX Company (the "CONSTITUTIVE DOCUMENTS") shall be in the form determined by the holders of a majority of the voting power represented by the Voting Units, in their sole discretion, and may be amended from time to time in the manner provided in the applicable Constitutive Documents, PROVIDED that, without Quest's written consent, the Constitutive Documents, as amended from time to time, shall not, at the time of their adoption or such amendment, diminish any rights granted to Quest hereunder or be reasonably anticipated to result in the diminishment of any of the material rights granted to Quest hereunder. Quest agrees to execute and deliver counterparts to the Constitutive Documents on the Closing Date.

                  (b) IX Company shall in a timely manner provide to Quest copies of the Constitutive Documents and each amendment thereto.

                  (c) So long as the Constitutive Documents comply (and after any amendments thereto, shall comply) with Section 2.03(a), Quest promptly shall provide IX Company, upon written request from IX Company, with any approvals of the Constitutive Documents, including of any amendments thereto, as from time to time shall be required under the terms of the Constitutive Documents and Applicable Law.

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                  SECTION 2.04. CAPITALIZATION. Prior to the IPO Date (as
defined below), the Constitutive Documents shall provide, consistent with the type of entity in which IX Company is then organized and Applicable Law, that:

                  (a) subject to all the rights, powers and preferences of holders of the Preference Securities provided for in Section 2.04(g), IX Company's common equity shall be divided into units ("UNITS") each of which shall entitle its holder (i) to an equal pro rata share in the profits and distributions (in cash, securities or property) of IX Company that IX Company, in its sole discretion, may determine to distribute to holders of Units; PROVIDED that no distributions shall be made on any class or series of Units unless such distribution is made on all classes and series of Units; and (ii) upon IX Company's voluntary or involuntary liquidation, dissolution or winding up, to an equal pro rata share in the net assets of IX Company available for distribution to the holders of Units;

                  (b) subject to Section 2.04(a), the Units shall be divided into two or more classes, with the Units comprising each class (i) entitling all the holders of such Units to such voting powers and governance and other rights (including rights, if any, to convert into another class of Units) and (ii) being subject to such qualifications, limitations, obligations and restrictions, as determined by IX Company, in its sole discretion, at the time IX Company establishes and designates such class;

                  (c) on the Formation Date, IX Company shall have established and designated at least one class of Units ("VOTING UNITS") which Units shall entitle their holders (i) to vote generally for the election of Directors (as defined below), other than any Director which another class or classes of Units or Preference Securities is entitled to designate, and (ii) to vote generally on all other matters relating to IX Company requiring the action of IX Company's Members;

                  (d) on the Formation Date, IX Company shall have established and designated at least one class of Units ("NONVOTING UNITS") which Units shall not entitle their holders to any voting rights, including any right to vote generally for the election of Directors or to vote generally on any other matters relating to IX Company, except for such matters on which holders of Units of such class are entitled to vote as a matter of Applicable Law; each Nonvoting Unit shall be automatically converted into one Voting Unit immediately prior to the date on which IX Company effects an initial public offering of Voting Units registered under the Securities Act (the "IPO DATE");

                  (e) IX Company at any time (i) may establish and designate one or more additional classes of Units consistent with this Section 2.04 and (ii) subject to Section 4.03(b), may issue Units of such class or classes, as well as Voting Units and Nonvoting Units, in such quantities and at such times as IX Company shall determine in its sole discretion;

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                  (f) the holders of Units shall not have any preemptive rights to subscribe for any Units of any class whether now or hereafter authorized, established or designated; and

                  (g) IX Company at any time (i) may establish and designate one or more classes of securities having such powers, preferences and relative rights and any qualifications, limitations, obligations and restrictions as IX Company may determine in its sole discretion ("PREFERENCE SECURITIES") and (ii) subject to Section 4.03(b), may issue Preference Securities in such quantities and at such times as IX Company shall determine in its sole discretion.

                  SECTION 2.05. QUEST PURCHASE RIGHTS. (a) Subject to the terms and conditions of this Agreement but notwithstanding Section 2.04(f), IX Company will not issue Units of any class ("ADDITIONAL UNITS") at any time prior to the IPO Date (including pursuant to Section 3.02) to any Person other than Quest or one of its Affiliates (a "NEW INVESTOR") unless it first offers Quest in writing (an "OFFER NOTICE") the right to also purchase, for a purchase price determined in accordance with Sections 2.05(c), (d) and (e), up to that number of additional Nonvoting Units ("ADDITIONAL QUEST UNITS") so that the Percentage Interest of the Quest Members immediately after giving effect to the proposed issuance of the Additional Units and all of the offered Additional Quest Units will be equal to the Percentage Interest of the Quest Members immediately prior to giving effect to the proposed issuances of the Additional Units and all of the offered Additional Quest Units (the "UNIT PURCHASE RIGHT"). Quest's right to purchase any of the Additional Quest Units shall be subject to the consummation of IX Company's issuance of the Additional Units to the New Investor.

                  (b) Subject to the terms and conditions of this Agreement but notwithstanding Section 2.04(f), IX Company will not issue Preference Securities of any class ("ADDITIONAL PREFERENCE SECURITIES" and, together with Additional Units, "ADDITIONAL SECURITIES") at any time prior to the IPO Date (including pursuant to Section 3.02) to a New Investor unless it first delivers to Quest an Offer Notice describing Quest's right to also purchase, for a purchase price determined in accordance with Sections 2.05(c), (d) and (e), up to that number of additional Preference Securities of such class ("ADDITIONAL QUEST PREFERENCE SECURITIES" and, together with Additional Quest Units, "ADDITIONAL QUEST SECURITIES") equal to the product of (i) the aggregate Percentage Interests of the Quest Members as of such time and (ii) the quotient of (A) the number of Additional Preference Securities proposed to be issued divided by (B) the aggregate Percentage Interests as of such time of all the Members other than the Quest Members (the "PREFERENCE SECURITY PURCHASE RIGHT"; the Unit Purchase Right and the Preference Security Purchase Right are referred to herein collectively as the "PURCHASE RIGHTS"). Quest's right to purchase any of the Additional Quest Preference Securities shall be subject to IX Company's issuance of the applicable Additional Preference Securities to the New Investor.

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                  (c) For each Additional Quest Security (or fraction thereof)
that Quest purchases pursuant to Section 2.05(a) or (b), Quest shall pay a cash purchase price (in U.S. dollars) per each such security equivalent to the economic value paid (in cash or other consideration) per each applicable Additional Security purchased by the New Investor. Equivalent economic value for purposes of this Section 2.05(c) shall be measured as of the date on which the sale of the applicable Additional Securities is consummated unless IX Company and the New Investor enter into a binding written agreement with respect to the sale of such Additional Securities, in which case equivalent economic value shall be measured as of the date of such agreement (subject to any adjustment provided in such agreement) (such date on which equivalent economic value is measured, the "MEASUREMENT DATE").

                  (d) Noncash consideration paid by a New Investor for Additional Securities shall be valued for purposes of Section 2.05(c) at its fair market value as mutually agreed in good faith by Quest and IX Company, or, if Quest and IX Company cannot agree on such value within five Business Days of the Measurement Date, by a mutually agreed internationally recognized investment banking firm. Quest and IX Company shall cause any such valuation to be made as promptly as reasonably possible and in any event not later than 20 Business Days from the Measurement Date and shall share equally the fees and expenses of such investment banking firm.

                  (e) Quest shall not be entitled in connection with its purchase of Additional Quest Securities to the benefit of any non-economic terms related to IX Company's sale of Additional Securities, including additional voting or governance rights, or to require the modification of any of the terms and conditions of the Data Access Agreement.

                  (f) Not less than three Business Days prior to the Measurement Date with respect to a proposed issuance of Additional Securities, IX Company shall provide Quest, subject to Section 7.12, with an Offer Notice setting forth
(i) the name of the applicable New Investor, (ii) the number and class or series of such Additional Securities that IX Company proposes to issue, (iii) the proposed purchase price for each such Additional Security, or if the consideration is non-cash, the estimated value of such consideration per each such Additional Security, (iv) the form of the consideration to be paid by the New Investor for such Additional Securities and (v) the other terms and conditions of the New Investor's proposed purchase of such Additional Securities. IX Company also shall provide Quest, subject to Section 7.12, with any information provided by IX Company to the New Investor in connection with the New Investor's proposed investment in such Additional Securities at substantially the same time such information is given to the New Investor.

                  (g) Quest shall have ten Business Days from the date on which it receives an Offer Notice to elect to exercise its applicable Purchase Right to purchase all or a portion of the Additional Quest Securities offered to it pursuant to Section 2.05(a) or (b); PROVIDED that if Quest properly elects to exercise its Purchase Right and the economic

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consideration to be received by IX Company from the New Investor in return for the Additional Securities is more favorable to IX Company, without regard to appreciation or depreciation of the value of the specified consideration, than the economic consideration described in the applicable Offer Notice, IX Company promptly shall provide Quest with written notice of such revised economic consideration and Quest shall have five Business Days from the date on which it receives such written notice in which to rescind its election to exercise its Purchase Right. If Quest does not elect to exercise its Purchase Right or, if it rescinds its election to exercise its Purchase Right pursuant to the preceding sentence, IX Company shall have 30 days in which (i) to issue the Additional Securities or (ii) to enter into a binding written agreement with the New Investor, subject to customary closing conditions, to issue the Additional Securities to the New Investor; PROVIDED that the economic consideration to be received by IX Company for such Additional Securities shall not be meaningfully (i.e., 5% or more) less favorable to IX Company, without regard to appreciation or depreciation of the value of the specified consideration, than the economic consideration described in the Offer Notice or revised notice, as applicable. If IX Company does not issue the Additional Securities or enter into a binding written agreement to do so within such 30-day period, IX Company shall no longer be permitted to issue such Additional Securities without again fully complying with this Section 2.05.

                  (h) The closing of any purchase by Quest of Additional Quest Securities shall occur concurrently with the issuance of the applicable Additional Securities if reasonably practicable or otherwise within five Business Days after the later of (1) the date of the issuance of such Additional Securities and (2) delivery of notice by Quest electing to exercise its Purchase Right, PROVIDED that if Quest and IX Company have not agreed on the value of any noncash consideration paid by a New Investor for Additional Securities prior to such time for closing, the closing shall be postponed until the fifth Business Day after the date on which such value is determined pursuant to Section 2.05(d).

                  (i) This Section 2.05 shall terminate and be deemed deleted from this Agreement on the earlier of (i) the IPO Date and (ii) the date on which Quest Members beneficially own Units representing an aggregate Percentage Interest of less than 5%.

                  SECTION 2.06. HSR. Each of SB and Quest shall as promptly as practicable, but in no event later than ten Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated by Sections 2.01, 2.02 and 3.01 and any supplemental information requested in connection therewith pursuant to the HSR Act. Each of SB and Quest shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any filing or submission that is necessary under the HSR Act. SB and Quest shall keep each other appraised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and DOJ and shall comply promptly

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with any such inquiry or request. Each of SB and Quest shall use its reasonable best efforts to obtain any clearance required under the HSR Act for consummation of the transactions contemplated by Sections 2.01, 2.02 and 3.01.

                  SECTION 2.07. RATIFICATION BY IX COMPANY. SB shall cause IX Company to deliver to Quest at Closing a joinder (the "IX COMPANY JOINDER") pursuant to which IX Company accepts and agrees to the terms and conditions of this Agreement, assumes IX Company's obligations hereunder and agrees to become a party hereto.

                  SECTION 2.08. CLOSING. (a) Subject to the terms and conditions of this Agreement, the transactions contemplated by Section 2.02(b) of this Agreement shall take place at a closing (the "CLOSING") to be held at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York at 10:00 a.m. New York time on the fifth Business Day following the later to occur of the (i) expiration or termination of all applicable waiting periods under the HSR Act, if any, and (ii) satisfaction or waiver of all other conditions to the obligations of the parties set forth in Section 2.08(b), or at such other place or at such other time or on such other date as SB and Quest may mutually agree upon in writing (the day on which the Closing takes place being the "CLOSING DATE").

                  (b) (i) The obligation of Quest to consummate the transactions contemplated by Section 2.02(b) of this Agreement is subject to the satisfaction of the following conditions:

                  (A) The representations and warranties of SB shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date). SB shall have complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by SB by the time of the Closing. SB shall have delivered to Quest a certificate dated as of the Closing Date and signed by an officer of SB confirming the foregoing.

                  (B) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the transactions contemplated by Sections 2.01, 2.02 or 3.01 of this Agreement shall be in effect.

                  (C) The waiting period under the HSR Act, if any, applicable to the transactions contemplated by Sections 2.01, 2.02 or 3.01 of this Agreement shall have expired or been terminated.

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                  (D) IX Company shall have provided written evidence to Quest that IX Company has granted to Quest the Quest Interest.

                  (E) SB shall have caused IX Company to execute and deliver to Quest the IX Company Joinder.

                  (F) Each of SB and IX Company shall have executed and delivered to the other, with a copy to Quest, an assignment and assumption agreement (the "DATA ACCESS AGREEMENT ASSIGNMENT") pursuant to which SB shall have assigned its rights and obligations under the Data Access Agreement to IX Company and IX Company shall have assumed such rights and obligations in a manner consistent in all material respects with Section 10.01(a) of the Data Access Agreement.

                  (ii) The obligation of SB to consummate the transactions contemplated by Sections 2.01, 2.02 and 3.01 of this Agreement is subject to the satisfaction of the following conditions:

                  (A) The representations and warranties of Quest shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date). Quest shall have complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Quest by the time of the Closing. Quest shall have delivered to SB a certificate dated as of the Closing Date and signed by an officer of Quest confirming the foregoing.

                  (B) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the transactions contemplated by Sections 2.01, 2.02 and 3.01 of this Agreement shall be in effect.

                  (C) The waiting period under the HSR Act, if any, applicable to the transactions contemplated by Sections 2.01, 2.02 and 3.01 of this Agreement shall have expired or been terminated.

                  (D) Quest shall have delivered to SB and IX Company an executed counterpart to the Constitutive Documents.

                  (E) Quest shall have executed and delivered to SB and IX Company a written acknowledgment and agreement to the Data Access Agreement Assignment, including a release of SB from any obligations under the Data

         Access Agreement consistent in all material respects with Section 10.01(a) of the Data Access Agreement.

                  (c) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur as soon as reasonably practicable, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. Without limiting the foregoing or the provisions set forth in Section 2.06, SB and Quest shall use their respective reasonable best efforts to cause the Closing to occur on or prior to February 15, 2000.

                  (d) Either party may terminate this Agreement if the Closing has not occurred on or before August 15, 2000.

                                   ARTICLE III

                        CAPITAL CONTRIBUTIONS AND FUNDING

                  SECTION 3.01. INITIAL CONTRIBUTION OF ASSETS. (a) Within 60 days following the Closing Date, SB shall cause to be contributed to IX Company the assets described in Annex A, subject to the liabilities described in Annex A.

                  (b) Contributions made prior to the one-year anniversary of the date hereof by SB and its Affiliates to IX Company of property other than cash, which property is owned by SB or an Affiliate of SB as of the date hereof, shall be deemed to have been made by SB and its Affiliates in consideration for the Voting Units to be issued to or on behalf of SB pursuant to Section 2.02(a), and SB and its Affiliates shall not be entitled to any additional consideration for such contributions.

                  (c) Contributions pursuant to this Section 3.01 (i) in the aggregate shall not reduce IX Company's net worth and (ii) shall not result in IX Company assuming any indebtedness for money borrowed or intercompany payables due to SB.

                  SECTION 3.02. ADDITIONAL CAPITAL CONTRIBUTIONS. (a) Subject to
Section 3.02(b), IX Company may from time to time request that one or more of its Members make capital contributions to IX Company in consideration for the issuance to such Members of additional Units and/or Preference Securities; PROVIDED that, except as otherwise expressly provided in this Article III, neither SB, Quest nor any of their Affiliates shall be obligated to make any capital contributions to IX Company or to otherwise fund the operations of IX Company. Subject to Sections 2.05 and 3.02(b), any capital contributions made to IX Company by a Member shall be made on such terms and conditions as IX Company and such Member shall agree in their sole discretion.

                  (b) Except as otherwise expressly provided in this Article III, so long as IX Company is an Affiliate of SB, neither SB nor its Affiliates shall make additional capital contributions to IX Company prior to the IPO Date, nor shall IX Company issue Units and/or Preference Securities to SB or any of its Affiliates (other than pursuant to a pro rata distribution in kind of Units and/or Preference Securities to IX Company's Members) prior to the IPO Date.

                  (c) Notwithstanding Section 3.02(b), at any time prior to the IPO Date when a Third Party is purchasing Units and/or Preference Securities of IX Company in exchange for cash or noncash consideration having a value of $25,000,000 or more (a "QUALIFYING THIRD PARTY INVESTMENT") and including during the 30-day period after the date of a Qualifying Third Party Investment,

                  (i) IX Company may issue Units and/or Preference Securities to SB and/or its Affiliates and SB and/or its Affiliates may purchase such Units and/or Preference Securities; and

                  (ii) SB shall have the option to convert all or a portion of the then outstanding Funding Loans (as defined below), and any accrued and unpaid interest thereon, into Voting Units and/or Preference Securities;

PROVIDED that such purchase shall be of the same class and series as the Preference Securities purchased by the Third Party or if the Third Party purchased Units, or Voting Units, and the purchase price paid (in cash or other consideration, including by the conversion of Funding Loans and any accrued and unpaid interest thereon) by SB and/or any of its Affiliates for any such Units and/or Preference Securities shall have an economic value per Unit or Preference Security equivalent to the economic value per Unit or Preference Security paid (in cash or other consideration) by such Third Party for the Units and/or Preference Securities that the Third Party purchases in such Qualifying Third Party Investment. Equivalent economic value for purposes of this Section 3.02(c) shall be measured as of the date such Qualifying Third Party Investment is consummated.

                  (d) Notwithstanding Section 3.02(b), on or immediately prior to the IPO Date,

                  (i) IX Company may issue Units to SB and/or its Affiliates and SB and/or its Affiliates may purchase such Units; and

                  (ii) SB shall have the option to convert all or a portion of the then outstanding Funding Loans, and any accrued and unpaid interest thereon, into Voting Units;

PROVIDED that the purchase price paid (in cash or other consideration, including by the conversion of Funding Loans and any accrued and unpaid interest thereon) by SB and/or any of its Affiliates for any such Units shall have an economic value per Unit equivalent to the initial public offering price per Unit (less any underwriting discounts paid by

IX Company) received by IX Company in the initial public offering of its Units. Equivalent economic value for purposes of this Section 3.02(d) shall be measured as of the IPO Date.

                  (e) Notwithstanding Section 3.02(b) but subject to Section 3.01(b), during the Applicable Period IX Company may issue Units and/or Preference Securities to SB and/or its Affiliates and SB and/or its Affiliates may purchase such Units and/or Preference Securities in consideration for the contribution to IX Company of property and other noncash consideration, PROVIDED that such consideration is valued as of the date of its contribution in accordance with Section 3.02(f) and that such Units and/or Preference Securities are valued as of the same date in accordance with Section 3.02(g).

                  (f) Noncash consideration paid by SB or its Affiliates or by a Third Party for Units and/or Preference Securities shall be valued for purposes of this Section 3.02 at the fair market value of such consideration as mutually agreed in good faith by SB and the holders (other than SB and its Affiliates) of a majority of the voting power represented by the Voting Units and Nonvoting Units (assuming for this purpose that each Nonvoting Unit is entitled to one vote) or, if SB and such holders are in disagreement on or after the fifth Business Day following the date IX Company requests in writing the valuation of such consideration, by an internationally recognized investment banking firm mutually agreed in good faith by SB and such holders. SB, Quest and IX Company shall use commercially reasonable efforts to cause any such valuation to be made as promptly as possible. IX Company shall pay all fees and expenses of such investment banking firm. The non-economic terms of a Person's investment in IX Company, including such Person's rights with respect to the management and governance of IX Company, shall not be taken into consideration in the valuation of the economic consideration paid by such Person for Units and/or Preference Securities for purposes of this Section 3.02.

                  (g) Units and Preference Securities to be issued to SB or its Affiliates for noncash consideration shall be valued at their fair market value as mutually agreed in good faith by SB and the holders (other than SB and its Affiliates) of a majority of the voting power represented by the Voting Units and Nonvoting Units (assuming for this purpose that each Nonvoting Unit is entitled to one vote) or, if SB and such holders are in disagreement on or after the fifth Business Day following the date IX Company requests in writing the valuation of such Units and/or Preference Securities, by an internationally recognized investment banking firm mutually agreed in good faith by SB and such holders. SB, Quest and IX Company shall use commercially reasonable efforts to cause any such valuation to be made as promptly as possible. IX Company shall pay all fees and expenses of such investment banking firm.

                  SECTION 3.03. FUNDING OF IX COMPANY. SB in its sole discretion may choose (but shall not have any obligation) to fund, directly or indirectly through an Affiliate of SB, the operations of IX Company. Prior to the earlier of (i) the date on which SB ceases to be an Affiliate of IX Company and (ii) the IPO Date, such funding initially shall be in the form of loans ("FUNDING LOANS") providing for interest not to exceed the annual rate of interest quoted from time to time by Citibank N.A. as its prime rate in New York, plus two percent per annum. Funding Loans shall be repayable upon demand, together with all accrued and unpaid interest thereon; PROVIDED that SB may not demand repayment of any Funding Loan prior to the IPO Date.

                                   ARTICLE IV

                            MANAGEMENT OF IX COMPANY

                  SECTION 4.01. MANAGEMENT OF IX COMPANY. (a) IX Company shall be managed on behalf of the holders of equity interests in IX Company by a board of directors (the "BOARD") comprised of such number of members ("DIRECTORS") as the holders of a majority of the voting power represented by the Voting Units shall determine in accordance with the Constitutive Documents and Applicable Law. Subject to Section 4.02, the Directors shall be designated by the holders of a majority of the voting power represented by the Voting Units in the manner set forth in the Constitutive Documents.

                  (b) Notwithstanding the foregoing Section 4.01(a), IX Company may grant other Members in IX Company (other than a Competitive Laboratory Company) such governance rights as IX Company shall determine in its sole discretion.

                  (c) The Board, in its sole discretion, from time to time (i) may appoint officers, who may be (but shall not be required to be) employees of IX Company, any Member or any Affiliate of a Member, to manage the operations of IX Company on a day-to-day basis subject to the supervision of the Board or (ii) may contract with any Person to manage IX Company on a day-to-day basis subject to the supervision of the Board.

                  SECTION 4.02. QUEST BOARD REPRESENTATION. (a) As soon as practicable following the Closing Date and in any event within ten Business Days, IX Company will take such actions as may be necessary to increase the size of the Board by two Directors to be designated by Quest.

                  (b) As long as the Quest Members beneficially own, in the aggregate, Units constituting a Percentage Interest of:

                  (i) at least 20%, Quest shall be entitled to designate two, and only two, individuals as Directors,

                  (ii) at least 10%, but less than 20%, Quest shall be entitled to designate one, and only one, individual as a Director; and

                  (iii) at least 5%, but less than 10%, Quest shall be entitled to designate one, and only one, individual as a Director; PROVIDED that this clause (iii) shall be terminated and deemed deleted from this Agreement concurrently with any termination or expiration of the Data Access Agreement.

                  (c) Subject to Section 4.02(b), if a Director designated by Quest ceases to serve as a Director for any reason, the vacancy created by such Director's ceasing to serve shall be filled by an individual designated by Quest.

                  (d) In the event that at any time the number of Directors designated by Quest pursuant to this Section 4.02 is greater than the number of Directors that the Quest has the right to designate pursuant to Section 4.02(b), then that number of Quest Directors shall be deemed to have resigned immediately upon the occurrence of such event such that the remaining number of Quest Directors, if any, conform to the provisions of this Agreement, and Quest shall take all action to promptly effect such resignation.

                  (e) Any individual designated by Quest pursuant to Section 4.02(b) or (c) shall be reasonably acceptable to IX Company; PROVIDED that in all events the Chief Executive Officer of Quest shall be deemed reasonably acceptable.

                  (f) This Agreement does not create or constitute, and shall not be construed as creating or constituting, a voting trust agreement under the Delaware General Corporation Law or any other applicable corporation law.

                  (g) As long as Quest has the ability to designate a Director pursuant to Section this 4.02, one such Director shall serve on each committee of the Board.

                  (h) If IX Company shall at any time effect an initial public offering of its Units, SB, Quest and IX Company shall negotiate in good faith to amend this Section 4.02 to reflect terms and conditions, consistent with Quest's right to appoint Directors pursuant to Section 4.02(b), customary for a public company organized as a corporation which in no event shall decrease the number of directors provided for in Section 4.02(b) or amend the proviso in Section 4.02(e).

                  SECTION 4.03. NO GOVERNANCE RIGHTS. (a) Except as expressly provided in this Section 4.03, none of Quest, its Affiliates or its designated Directors shall have any approval, veto or other governance rights of any kind or nature whatsoever over any management decision made by SB, the Board, the other Members or otherwise with respect to IX Company; PROVIDED that the Quest directors shall have normal voting rights of other directors (which shall specifically exclude any special approval or veto rights).

                  (b) IX Company shall be free from any restriction of any kind or nature whatsoever (but subject to its obligations under Sections 3.02(c), (d) and (e) and Section 4.04) under this Agreement on its rights to issue Units and/or Preference

Securities to any Person except as expressly set forth in Sections 2.05 and 3.02(b); PROVIDED that during the Applicable Period IX Company will not, without Quest's prior written consent, issue Units or Preference Securities to any Competitive Laboratory Company except (i) in a widely distributed public offering of such Units and/or Preference Securities or (ii) as permitted pursuant to Section 4.03(c).

                  (c) Notwithstanding Section 4.03(b), IX Company shall be free to issue Nonvoting Units to any Competitive Laboratory Company; PROVIDED that such Units at the time of their issuance do not represent a Percentage Interest of more than 5% and such Competitive Laboratory is not given the right to designate a Director.

                  (d) IX Company shall be free from any restriction of any kind or nature whatsoever under this Agreement on its rights to consolidate, merge or combine with, convey, sell, transfer or lease all or substantially all its assets to, or enter into any other type of business combination with, any Person; PROVIDED that the Quest Members shall receive consideration in any such transaction on a per-Unit basis that is not less than the consideration received on a per-Unit basis by any other Member of IX Company; PROVIDED FURTHER that this Section 4.03(d) shall not diminish or otherwise affect Quest's rights under
Section 9.03 of the Data Access Agreement to terminate the Data Access Agreement under the conditions provided therein.

                  SECTION 4.04. AFFILIATE TRANSACTIONS. (a) During the period prior to the date of the first Qualifying Third Party Investment, IX Company shall not enter into any transaction with SB or an Affiliate of SB unless the terms and conditions of such transaction are no more favorable to SB or such Affiliate of SB than if such terms and conditions were negotiated by two reasonable, independent Third Parties on an arm's-length basis.

                  (b) So long as SB and its Affiliates have an aggregate Percentage Interest of 29.5% or more, IX Company shall not consolidate, merge or combine with, convey, sell, transfer or lease all or substantially all its assets to, or enter into any other type of business combination with SB or another Affiliate of SB except (i) with an Affiliate of IX Company controlled (as such term is defined in the definition of Affiliate) by IX Company or (ii) in a transaction in which immediately after giving effect to such transaction, the relative equity ownership interests in the surviving company are substantially the same as the Percentage Interests of the Members prior to such transaction.

                  (c) The parties agree that the rights granted to Quest under this Agreement have been negotiated on an arms'-length basis and that, notwithstanding anything to the contrary in this Agreement, any rights granted by IX Company to SB or its Affiliates that are substantially similar to Sections 2.03, 2.05 (to the extent it does not affect Quest's ability to fully exercise its rights under Section 2.05), 2.07, 4.02, 4.04, 4.05, 5.07 and 5.08 would not be more favorable to SB and its Affiliates than if such rights were negotiated by two reasonable, independent Third Parties on an arms'-length basis. Quest hereby consents to any future grant by IX Company to SB and its Affiliates of rights substantially similar to the rights granted to Quest and its Affiliates hereunder.

                  SECTION 4.05. REPORTING. So long as the Quest Members hold a Percentage Interest of at least 5%, IX Company shall provide Quest on a monthly basis prior to the IPO Date with summary financial information, including summary monthly financial statements and budgets, to the extent prepared by IX Company and provided to its senior management and SB.

                  SECTION 4.06. TAX MATTERS PARTNER. If IX Company is treated as a partnership for U.S. Federal income tax purposes, SB shall be the "tax matters partner" within the meaning of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended (the "CODE"), and shall act in any similar capacity under other applicable tax law. All expenses incurred by SB while acting in such capacity shall be paid or reimbursed by IX Company.

                  SECTION 4.07. TAX DECISIONS AND ELECTIONS. If IX Company is treated as a partnership for U.S. Federal income tax purposes, SB shall have the right to make all decisions with respect to the tax matters and tax returns of IX Company, including the right to make all tax elections required or permitted to be made by IX Company under the Code or other applicable tax law.

                                    ARTICLE V

                 RESTRICTIONS ON TRANSFER; OTHER TRANSFER RIGHTS

                  SECTION 5.01. RESTRICTIONS ON TRANSFER. Subject to Section 5.07, Quest and its Affiliates will be subject to the following restrictions on the sale, transfer or other disposition (each, a "TRANSFER") of any Units owned by Quest or such Affiliates:

                  (a) during the period from the date hereof through and including the third anniversary of the date hereof, Quest will not, and will cause its Affiliates not to, Transfer all or any portion of the Quest Interest, except to an Affiliate of Quest which agrees in writing, in form and substance reasonably acceptable to SB, to be bound by the provisions of this Article V; and

                  (b) during the Applicable Period, Quest will not, and will cause its Affiliates not to, Transfer all or any portion of the Quest Interest to a Pharmaceutical Company, except in connection with a widely distributed public offering of Units and/or Preference Securities.

                  SECTION 5.02. RIGHT OF FIRST REFUSAL. (a) Both parties agree that, so long as SB and its Affiliates collectively hold a Percentage Interest of at least 10%, if a Quest Member receives during the Applicable Period a bona fide offer (a "TRANSFER

OFFER") to purchase for cash any or all of the Units and/or Preference Securities comprising the Quest Interest and then owned by such Quest Member from any Person that is not in a Pharmaceutical Company (an "OFFEROR"), which such Quest Member wishes to accept, Quest shall cause the Transfer Offer to be reduced to writing and shall provide a written notice (the "TRANSFER NOTICE") of such Transfer Offer to IX Company and to SB. Quest shall cause the Transfer Notice to also contain an irrevocable offer from such Quest Member to sell all or such portion of such Units and/or Preference Securities to SB at a price equal to the offered price, and upon substantially the same terms and conditions as those contained in the Transfer Offer and shall be accompanied by a true and correct copy of the Transfer Offer (which shall identify the Offeror, the amount of Units and/or Preference Securities to be transferred (the "TRANSFER SECURITIES"), the price contained in the Transfer Offer and the other terms and conditions of the Transfer Offer). SB shall have the irrevocable right and option, within ten Business Days after the date the Transfer Notice is given to SB, to accept such offer, in the aggregate, as to all, but not less than all, of the Transfer Securities. If SB desires to exercise such option, SB shall provide Quest with written notice within such ten-Business Day period.

                  (b) If at the end of the ten-business day period after the giving of the Transfer Notice, SB shall not have accepted the offer contained in such notice as to all the Units and/or Preference Securities covered thereby, the Quest Member shall have 30 days in which to sell all, but not less than all, of the Units and/or Preference Securities to the Offeror, at a price equal to that contained in the Transfer Notice and on terms not more favorable to the Offeror than were contained in the Transfer Notice. No sale may be made to any Offeror unless such Offeror agrees in writing, in form and substance acceptable to SB, to be bound by the provisions of this Article V. Promptly after any sale pursuant to this Section 5.02, Quest shall notify SB of the consummation thereof and shall furnish such evidence of the completion (including time of completion) of such sale and of the terms thereof as SB may request. If at the end of such 30-day period the Quest Member has not completed the sale of all of the Units and/or Preference Securities, the Quest Member shall no longer be permitted to sell such securities pursuant to this Section 5.02 without again fully complying with the provisions of this Section 5.02, and all the restrictions on Transfer contained in this Agreement shall again be in effect with respect to all of the Quest Member's Units and/or Preference Securities, including the Transfer Offer.

                  (c) Quest shall cause each Quest Member to comply with this
Section 5.02.

                  SECTION 5.03. TRANSFERS OF SB INTEREST. (a) Each of SB and its Affiliates shall be free from any restriction of any kind or nature whatsoever under this Agreement on the Transfer by it of any Units and/or Preference Securities that it may hold at any time (i) except to the extent provided in
Section 5.05 and (ii) except to the extent provided in Section 5.03(b).

                  (b) Notwithstanding Section 5.03(a), during the Applicable Period, SB will not, and will cause its Affiliates not to, Transfer any Units and/or Preference Securities held by them to any Competitive Laboratory Company except in connection with a widely distributed public offering of the Units and/or Preference Securities.

                  SECTION 5.04. DRAGALONG RIGHT. Notwithstanding any provision to the contrary set forth herein, if at any time during the Applicable Period
(i) SB enters into an agreement (a "PURCHASE AGREEMENT") to sell or otherwise Transfer all or substantially all of the Units owned by it to any Person other than an Affiliate of SB (the "PURCHASER"), and (ii) the Purchaser requires as a condition to completion of such transaction that each Quest Member who is not a party to the Purchase Agreement (a "DRAGALONG MEMBER") sell the same percentage of the total number of Units then owned by such Dragalong Member as the percentage of the total number of Units then owned by SB which is represented by the total number of Units proposed to be sold or otherwise Transferred by SB pursuant to the Purchase Agreement, at the same time, at the same price and on the same terms and conditions as are offered to SB, then in such event each such Dragalong Member shall at the request of SB, subject to Section 7.12, which request shall be made in the form of a written notice setting forth (i) the name and address of the Purchaser, (ii) the proposed purchase price for the Units proposed to be purchased, (iii) the form of consideration to be paid by the Purchaser and (iv) the other terms and conditions of the Purchaser's offer, accept the Purchaser's offer and execute a joinder to the Purchase Agreement within two Business Days following the date of such request; PROVIDED, HOWEVER, that a Dragalong Member shall not be obligated to make any representations and warranties under such Purchase Agreement other than regarding its ownership of its Units, due organization and authority, absence of conflicts, consents and compliance with law and shall not have any other obligations that a minority shareholder selling shares customarily would not have (including non-competition obligations); PROVIDED, FURTHER, that the liability of a Dragalong Member for any breach of representation, warranty or covenant under the Purchase Agreement shall not exceed the consideration to be paid to such Dragalong Member for its Units sold pursuant to this Section 5.04 without the consent of such Dragalong Member.

                  SECTION 5.05. TAGALONG RIGHT. (a) If at any time during the Applicable Period SB proposes to sell or otherwise Transfer all or substantially all of its Units to a Purchaser (other than to an Affiliate of SB), SB (i) will not enter into any Purchase Agreement with any such Purchaser, unless SB causes the Purchaser to extend to each Quest Member who is not a party to the Purchase Agreement (a "TAGALONG MEMBER") a written offer to purchase (a "TAGALONG OFFER") the same percentage of the total number of Units then owned by such Tagalong Member as the percentage of the total number of Units then owned by SB which is represented by the total number of Units proposed to be sold or otherwise Transferred by SB pursuant to the Purchase Agreement (the "OFFERED AMOUNT"), at the same time, at the same price and on the same terms and conditions as are offered to SB, and (ii) will not sell any of its Units pursuant to any such Purchase Agreement unless such Purchaser purchases from each Tagalong Member, who properly accepts such Tagalong Offer in the manner provided in Section 5.05(b), the Offered Amount concurrently with the purchase of the Units of SB.

                  (b) SB shall cause the Purchaser to give each Tagalong Member written notice of the Tagalong Offer, which notice shall be subject to Section
7.12 and shall set forth (i) the name and address of the Purchaser, (ii) the proposed purchase price for the Units proposed to be purchased, (iii) the form of consideration to be paid by the Purchaser and (iv) the other terms and conditions of the Tagalong Offer. The Tagalong Offer must be exercised by a Tagalong Member within ten Business Days following receipt of the notice required by the preceding sentence by delivery of a written notice to SB and the Purchaser indicating the Tagalong Member's election to accept the Tagalong Offer.

                  SECTION 5.06. FAILURE TO CONSUMMATE A SALE. SB shall not be liable under any circumstances to the Quest Members if the sale contemplated by a Purchase Agreement pursuant to Section 5.03 or Section 5.04 is not consummated, regardless of the reason for the failure of such consummation.

                  SECTION 5.07. PARTICIPATION IN INITIAL PUBLIC OFFERING. (a) IX Company shall permit Quest and its Affiliates to participate in an initial public offering by IX Company of its Units on the same basis as SB and SB's Affiliate are permitted to participate in such offering, pro rata based on the relative Percentage Interests on the IPO Date of Quest and its Affiliates on one hand compared to SB and its Affiliates on the other hand. If SB and its Affiliates enter into "lockup" agreements with IX Company and/or the underwriters of IX Company's initial public offering pursuant to which SB and its Affiliates agree not to Transfer their Units for a period of time following an initial public offering by IX Company, Quest and its Affiliates shall enter into "lockup" agreements with IX Company and/or such underwriters on the same terms and conditions as SB.

                  (b) If SB proposes to exercise its rights pursuant to Section 3.02(d), or otherwise is offered the opportunity by IX Company, to purchase Units and/or Preference Securities immediately prior to an initial public offering by IX Company, Quest shall be permitted to purchase a pro rata (based on the relative Percentage Interests of Quest and SB as of such date) number of Units and/or Preference Securities of the same class or series, at the same time, at the same price and on the same terms and conditions as offered to SB.

                  SECTION 5.08. REGISTRATION RIGHTS. Concurrently with its consummation of an initial public offering of its Units, IX Company shall grant to Quest and its Affiliates and to SB and its Affiliates rights to cause IX Company to register under the Securities Act resales of any Units held at such time by such Members ("REGISTRATION RIGHTS"). Such Registration Rights shall not be less favorable than the Registration Rights that IX Company grants, or shall have granted, to the other Members of IX Company at or prior to such time.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 6.01. REPRESENTATIONS AND WARRANTIES OF QUEST. Quest hereby represents and warrants to IX Company and SB and agrees that:

                  (a) Quest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Quest has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Quest to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Quest and constitutes a legal, valid and binding obligation of Quest, enforceable against Quest in accordance with its terms.

                  (b) (i) Quest will acquire the Quest Interest for its own account for the purpose of investment and not with a view towards or any present intention of selling or distributing the Units and (ii) Quest is an Accredited Investor (as defined in Regulation D under the Securities Act).

                  (c) Quest understands (i) that the Nonvoting Units comprising the Quest Interest have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, (ii) that such Units may not be disposed of unless such disposition is either registered under the Securities Act or is exempt from registration under that Act and (iii) that IX Company has no obligation to register such Units except as provided in Sections 5.08.

                  (d) Quest has such knowledge and experience in financial and business matters that Quest is capable of evaluating the merits and risks of an investment in IX Company.

                  (e) Quest is a "qualified purchaser" as such term is defined under Section 2(a)(51) of the Investment Company Act of 1940 and the rules and regulations of the Commission thereunder.

                  SECTION 6.02. REPRESENTATIONS AND WARRANTIES OF SB. SB hereby represents and warrants to Quest that:

         (a) SB is a public limited company duly organized and validly existing under the laws of England. SB has all requisite corporate power and authority to enter into this

Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by SB to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by SB and constitutes a legal, valid and binding obligation of SB, enforceable against SB in accordance with its terms.

         (b) On the Formation Date, (i) IX Company shall have no indebtedness for borrowed money and no intercompany payables owed to SB or its Affiliates and
(ii) the tangible net worth of IX Company (as determined under GAAP) shall be positive.

                                   ARTICLE VII

                                  MISCELLANEOUS

                  SECTION 7.01. INTERPRETATION. (a) The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (b) In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  (c) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include the Person's successors and permitted assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

                  SECTION 7.02. AMENDMENTS. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

                  SECTION 7.03. ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable in whole or in part by Quest, SB or IX Company (other than in whole by operation of law in connection with a merger, or sale of substantially all the assets, of Quest, SB or IX Company) without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that any party may assign its rights hereunder in whole and not in part to an Affiliate of such party without the prior written consent of the other parties; PROVIDE FURTHER, HOWEVER, that no assignment shall limit or affect the assignor's obligations hereunder. In the event that any such assignee ceases to be an Affiliate of the assignor, all rights and obligations hereunder shall revert to the assignor. Any attempted assignment in violation of this
Section 7.03 shall be void. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party.

                  SECTION 7.04. NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person other than the parties hereto and such assigns, any legal or equitable rights hereunder.

                  SECTION 7.05. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                  (i)      if to Quest,

                           Quest Diagnostics Incorporated
                           One Malcolm Avenue
                           Teterboro, NJ 07608
                           Attention:  General Counsel

                  with a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York 10022
                           Attention:  Clare O'Brien; and

                  (ii)     if to SB or IX Company,

                           SmithKline Beecham plc
                           One New Horizons Court
                           Middlesex TW8 9EP
                           Brentford England
                           Attention:  James R. Beery

                  with copies to:

                           SmithKline Beecham Corporation
                           One Franklin Plaza
                           Philadelphia, PA 19102
                           Attention:  U.S. General Counsel; and

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, New York 10019
                           Attention:  Susan Webster

                  SECTION 7.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.06; PROVIDED that receipt of copies of such counterparts is confirmed.

                  SECTION 7.07. ENTIRE AGREEMENT. This Agreement and the Data Access Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

                  SECTION 7.08. SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

                  SECTION 7.09. CONSENT TO JURISDICTION. Each of Quest and SB irrevocably submits to the exclusive jurisdiction of (a) a Federal Court for the Southern

District of New York and (b) any New York state court located in the County of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, or any transaction contemplated hereby. Each of Quest and SB agrees to commence any action, suit or proceeding relating hereto either in a Federal Court for the Southern District of New York or in a New York state court located in the County of New York. Each of Quest and SB further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.09. Each of Quest and SB irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby in (i) any Federal court for the Southern District of New York or (ii) any New York state court located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  SECTION 7.10. WAIVER OF JURY TRIAL. Each of Quest and SB hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each of Quest and SB (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.10.

                  SECTION 7.11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State other than
Section 5-1401 of the New York General Obligations Law.

                  SECTION 7.12. CONFIDENTIALITY. (a) So long as Quest and/or an Affiliate of Quest is a Member of IX Company, and for five (5) years thereafter, Quest shall not, shall ensure that its Affiliates, officers, directors, employees and Quest Directors do not, and shall use commercially reasonable efforts to cause its agents, advisors and representatives ("REPRESENTATIVES") not to use or disclose to Third Parties any confidential information relating to IX Company and its Affiliates received from IX Company, SB or their Affiliates, without first obtaining the written consent of IX Company. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge through no fault of Quest or its Affiliates or Representatives, or is disclosed to Quest or its Affiliates or Representatives by a Third Party having the right to do so, or is subsequently and independently developed by employees of Quest who had no knowledge of the confidential information disclosed, or is required by

Applicable Law to be disclosed (PROVIDED that to the extent feasible, IX Company is provided reasonable advance notice of such disclosure and provided with an effective opportunity to appear, protest, and seek to limit such disclosure). Quest shall take, and shall ensure that its Affiliates, officers, directors, employees and Quest Directors take, and shall use commercially reasonable efforts to cause its Representatives to take, all reasonable measures to assure that no unauthorized use or disclosure is made to Third Parties of such information.

                  (b) Each party shall keep confidential, and shall cause its Affiliates, officers, directors, employees and Quest Directors to keep confidential and shall use commercially reasonable efforts to cause its Representatives to keep confidential, (i) the existence of any notice delivered by a party hereto to another party hereto in accordance with this Agreement and
(ii) the content of any such notice, except as required by Applicable Law and except for information which is available to the public, or thereafter becomes available to the public other than as a result of a breach of this Section 7.12(b). In the event disclosure is required under Applicable Law, each party shall, and shall cause its applicable Affiliate, officer, director, employee or Quest Director to, provide the other party with prompt prior written notice of such requirement so that such party may seek a protective order or other appropriate remedy, and otherwise cooperate in all commercially reasonable respects in obtaining the same.

                  SECTION 7.13. REMEDIES. (a) SB shall not have any liability under this Agreement in connection with its breach of any provision of this Agreement for any consequential, punitive, indirect, special or incidental damages incurred by Quest, IX Company or an Affiliate of Quest or IX Company other than consequential, punitive, indirect, special or incidental damages actually paid to any Third Party by Quest, IX Company or an Affiliate of Quest or IX Company.

                  (b) IX Company shall not have any liability under this Agreement in connection with its breach of any provision of this Agreement for any consequential, punitive, indirect, special or incidental damages incurred by SB, Quest or any Affiliate of SB or Quest other than consequential, punitive, indirect, special or incidental damages actually paid to any Third Party by SB, Quest or any Affiliate of SB or Quest.

                  (c) Quest shall not have any liability under this Agreement in connection with its breach of any provision of this Agreement for any consequential, punitive, indirect, special or incidental damages incurred by SB, IX Company or any Affiliate of SB or IX Company other than consequential, punitive, indirect, special or incidental damages actually paid to any Third Party by SB, IX Company or any Affiliate of SB or IX Company.

                  (d) A material breach of the provisions of this Agreement by IX Company or, so long as IX Company is an Affiliate of SB, by SB shall entitle Quest to terminate the Data Access Agreement upon the giving of 60 days' written notice setting forth the nature of such breach. However, if such breach is cured within the 60-day period (or a longer period where the nature of the breach is such that it is not curable within 60 days but actions to cure such breach within a reasonable period of time have promptly been initiated and continue to be diligently pursued, meeting reasonable milestones to cure), then such notice shall be deemed to be withdrawn.

                  (e) If the Data Access Agreement terminates, SB and Quest each shall have the right to immediately terminate this Agreement.

                  SECTION 7.14. EXCULPATION AND INDEMNIFICATION. During the period prior to the IPO Date, the Constitutive Documents shall provide, subject to Applicable Law, that:

                  (a) none of the Members nor any of their respective affiliates (other than IX Company) nor any director, officer, employee, stockholder, partner, member, agent or representative of IX Company, of any Member or of their respective Affiliates (each an "INDEMNIFIED PERSON") shall be liable to IX Company or to the Members for any loss, claim, damage or liability arising from, related to, or in connection with, such Constitutive Documents or IX Company's business or affairs, except for any loss, claim, damage or liability determined by final judgment of a court of competent jurisdiction to have resulted from such Indemnified Person's acts or omissions taken or omitted, as applicable, in bad faith, involving intentional misconduct or a knowing violation of law or in which the Indemnified Person personally gained in fact a financial profit or other advantage to which the Indemnified Person was not entitled;

                  (b) IX Company shall, to the fullest extent permitted by Applicable Law, indemnify and hold harmless each Indemnified Person against any losses, claims, damages or liabilities to which such Indemnified Person may become subject in connection with any matter arising from, related to, or in connection with, such Constitutive Documents or IX Company's business or affairs, except for such losses, claims, damages or liabilities as are determined by final judgment of a court of competent jurisdiction to have resulted from such Indemnified Person's acts or omissions taken or omitted, as applicable, in bad faith, involving intentional misconduct or a knowing violation of law or in which the Indemnified Person personally gained in fact a financial profit or other advantage to which the Indemnified Person was not entitled;

                  (c) notwithstanding anything else contained in such Constitutive Documents, the indemnity obligations of IX Company under
         Section 7.14(b) shall:

                           (i) be in addition to any liability that IX Company
                  may otherwise have to each Indemnified Person;

                           (ii) extend upon the same terms and conditions to the
                  directors, committee members, officers, stockholders, partners, members, employees, agents and representatives of each Indemnified Person;

                           (iii) be binding upon and inure to the benefit of any
                  successors, assigns, heirs and personal representatives of each Indemnified Person and any such Persons; and

                           (iv) be limited to the assets (including rights under
                  any insurance contracts) of IX Company; and

                  (d) in no event will the exercise by any Member or IX Company of any rights provided them under any agreement entered into between IX Company and such Member, that is not a part of the Constitutive Documents, entitle such Member to any right of exculpation or indemnification under this Section 7.14.

                  SECTION 7.15. INSURANCE. IX Company shall maintain a commercially reasonable amount of general liability insurance against claims from third parties arising out of IX Company's business, but only to the extent such insurance is generally available on commercially reasonable terms.


                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the day and year set forth below.

                                          Accepted and agreed to by:

                                          SMITHKLINE BEECHAM PLC,

                                             by
                                                /s/ DONALD F. PARMAN
                                                --------------------------------
                                                Name: Donald F. Parman
                                                Title: Authorized Signatory

                                          QUEST DIAGNOSTICS INCORPORATED,

                                             by
                                                /s/ KENNETH W. FREEMAN
                                                --------------------------------
                                                Name: Kenneth W. Freeman
                                                Title: Chief Executive Officer